Exhibit 10.13

March 22, 2018

Elizabeth Dreyer

Dear Elizabeth:

We are pleased to confirm our verbal offer of employment with Wyndham Vacation Ownership as Senior Vice President and Chief Accounting Officer beginning April 23, 2018. This position reports to me and is based in Orlando, FL. Please report to 6277 Sea Harbor Drive, Orlando, FL 32821 at 9:00 AM on your first day for New Hire Orientation.

Your salary, paid on a bi-weekly basis will be $12,884.62, which equates to an annualized salary of $335,000.00. Your position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay in accordance with applicable federal and/or state laws and regulations. In addition, you will be eligible to participate in the company’s Health and Welfare Benefits beginning on the first of the month after start date. After you complete one year of service you will be eligible to participate in the company’s 401(k) plan managed by Merrill Lynch.

You are eligible to participate in the 2018 Global Annual Incentive Plan with a target payment of 50% of your eligible earnings based upon individual performance and the Company achieving profit goals. The Annual Incentive Plan distribution is typically in the first quarter of the following year. Your 2018 Annual Incentive Plan will be guaranteed at 100% payout of your target payment of 50% of a full year of eligible earnings.

Further, your position is typically eligible for a long term incentive plan grant on an annual basis. While the form of your award is at the discretion of the Wyndham Worldwide Compensation Committee, 2018 long term incentive plan awards are expected to take the form of restricted stock units or a combination of restricted stock units and stock settled stock appreciation rights. Vesting occurs pro rata on an annual basis and is based upon continued employment in good standing over a four year period. Award values vary from year to year, are subject to change without notice and are generally contingent upon such criteria as personal performance, scope of responsibility and company financial performance, subject to the approval of the Committee. You will be eligible for a one-time “Founders Award” that would occur near the spin transaction in 2018 and is expected to have a value of $600,000.00 at time of grant. Your first eligibility for an annual LTIP award would occur in 2019 and is expected to have a value of $200,000.00 at time of grant.

We will provide you with a one time sign-on bonus of $100,000.00 (gross) within your first 2 pay cycles at Wyndham Vacation Ownership. In the event that you voluntarily separate from the Company or you are terminated with cause within one year of your employment date, you will be responsible to repay the Company the sign-on bonus in full.

Additionally, you will be eligible to participate in Wyndham’s Executive Level Corporate Fleet Program which provides a Company automobile. You will also be eligible to participate in Wyndham’s Deferred Compensation Program which allows for election within 30 days of commencing employment and provides a dollar-for-dollar match of up to six percent of your compensation as described in the Plan.

To assist with your relocation to Orlando, FL, you will be eligible for benefits included in Wyndham Worldwide’s Executive Relocation Program. This program will be administered by Wyndham Worldwide’s relocation partner, Mobility Services International (MSI). A relocation counselor will contact you to explain your specific benefits, assist with coordination of the services you require and answer any questions you may have. Please do not make any relocation-related commitments until you have spoken with you MSI Relocation Counselor. This plan is subject to your signing a two-year repayment agreement upon acceptance of this offer.

You will be eligible for an enhanced severance of 1.5 times base salary and target annual bonus if your position is eliminated within the first year of employment.

Wyndham Vacation Ownership, Inc.

6277 Sea Harbor Drive

Orlando, FL 32821

Phone: (407) 370-5200

As a condition of your hire and continued employment, you agree to maintain the confidentiality of Wyndham proprietary and confidential information which includes customer information. This obligation extends even after your employment ends; therefore you will be required to maintain the confidentiality of such information for an indefinite period of time.

Acceptance of this offer is contingent upon the completion of a pre-employment criminal history check. In addition, this offer is also contingent upon your ability to provide proof of your identity and authorization to work in the United States.

This letter sets forth the complete terms of the offer of employment (no other verbal promises or representations have been made). This letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Wyndham Vacation Ownership is at will, and either you or the Company may terminate employment at any time, for any reason, with or without cause or notice. In addition, by signing this letter, you acknowledge that this letter, along with any pre-hire documentation you executed, sets forth the entire agreement regarding your employment between you and the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

We are looking forward to you joining our team) We sincerely believe that your decision to do so will result in a mutually rewarding relationship and successful future for both you and the company)

Sincerely,

/s/ Mike Hug

Mike Hug
Chief Financial Officer
(407) 626-4373

Please sign and return to me via email at Mike.Hug@wyn.com no later than March 27, 2018 to indicate your acceptance of this offer.

Accepted by:	/s/ Elizabeth Dreyer	Date:	3/22/18
Elizabeth Dreyer